EXHIBIT 11

[SULLIVAN AND WORCESTER LLP LETTERHEAD]

January 23, 2007

Schwartz Investment Trust
c/o Ultimus Fund Solutions, LLC
225 Pictoria Drive, Suite 450
Cincinnati, OH 45246

Ladies and Gentlemen:

We have been requested by Schwartz Investment Trust, an Ohio business trust with shares of stock with no par value (the "Trust") established under an Agreement and Declaration of Trust dated August 31, 1992 (the "Declaration of Trust"), for our opinion with respect to certain matters relating to the Ave Maria Rising Dividend Fund (the "Acquiring Fund"), a series of the Trust. We understand that the Trust is about to file an amendment to its Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the Catholic Equity Fund (the "Acquired Fund"), a series of The Catholic Funds, Inc., in exchange solely for shares of the Acquiring Fund pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Form N-14 Registration Statement (the "Plan").

We have, as counsel, participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust’s Declaration of Trust and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

We are admitted to the Bar of the Commonwealth of Massachusetts and generally do not purport to be familiar with the laws of the State of Ohio. Insofar as any opinions set forth herein relate to Ohio law, such opinions are based, with your approval, solely upon our examination of Chapter 1746 of the Ohio Revised Code, and our understanding of analogous provisions of Massachusetts common law.

Based upon the foregoing, and assuming the approval by shareholders of the Acquired Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held in March 2007, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Trust's Declaration of Trust and By-Laws, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

Schwartz Investment Trust

January 23, 2007

We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP